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                                                                     EXHIBIT 4.8

                                    Amendment
                                       To
         Non-Qualified Retirement/Savings Plan of Apache Corporation

Apache Corporation ("Apache") maintains the Non-Qualified Retirement/Savings Plan of Apache Corporation (the "Plan"). Pursuant to section 8.02 of the Plan, Apache has retained the right to amend the Plan. Apache hereby exercises that right, effective as of the date this amendment is signed, as follows.

1.    Section 5.03 shall be replaced in its entirety by the following.

      5.03  Beneficiaries.

      (a) Each Participant shall designate one or more persons, trusts or other entities as his beneficiary (the "Beneficiary") to receive any amounts distributable hereunder at the time of the Participant's death. In the absence of an effective beneficiary designation as to part or all of a Participant's interest in the Plan, such amount shall be distributed to the Participant's surviving spouse, if any, otherwise to the personal representative of the Participant's estate.

      (b) A beneficiary designation may be changed by the Participant at any time and without the consent of any previously designated Beneficiary. However, if the Participant is married, his spouse shall be his Beneficiary unless such spouse has consented to the designation of a different beneficiary. To be effective, the spouse's consent must be in writing, witnessed by a notary public, and filed with the Committee. If the Participant has designated his Spouse as a primary or contingent beneficiary, and the Participant and Spouse later divorce (or their marriage is annulled), then the former Spouse will be treated as having pre-deceased the Participant for purposes of interpreting a beneficiary designation form completed prior to the divorce or annulment; this provision will apply only if the Committee is informed of the divorce or annulment before payment to the former Spouse is authorized.

      (c) Any individual or legal entity who is a beneficiary may disclaim all or any portion of his interest in the Plan, provided that the disclaimer satisfies the requirements of Code section 2518(b) and applicable state law. The legal guardian of a minor or legally incompetent person may disclaim for such person. The personal representative (or the individual or legal entity acting in the capacity of the personal representative according to applicable state law) may disclaim on behalf of a beneficiary who has died. The amount disclaimed shall be distributed as if the disclaimant had predeceased the individual whose death caused the disclaimant to become a beneficiary.

      (d) When a Participant dies, his remaining vested Account balance shall be distributed to his Beneficiary as soon as administratively convenient after his death (taking into account a reasonable time for any Beneficiary to disclaim his interest under
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            subsection (c)), regardless of the payment schedule the Participant elected, and regardless of whether installment payments had begun.

2.    Section 9.03 shall be replaced in its entirety by the following.

      9.03  Inalienability of Benefits

      Except for disclaimers under subsection 5.03(c) and amounts paid to the Company under section 5.06, no Participant or Beneficiary shall have the right to assign, transfer, hypothecate, encumber or anticipate his interest in any benefits under the Plan, nor shall the benefits under the Plan be subject to any legal process to levy upon or attach the benefits for payment for any claim against the Participant, Beneficiary, or the spouse of the Participant or Beneficiary. If, notwithstanding the foregoing provision, any benefits are garnished or attached by the order of any court, the Company may bring an action for declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be distributed pursuant to the Plan. During the pendency of the action, any benefits that become distributable shall be paid into the court as they become distributable, to be distributed by the court to the recipient it deems proper at the conclusion of the action.

      IN WITNESS WHEREOF, this Amendment has been executed the date set forth below.

                                   APACHE CORPORATION


                                   By: /s/ Daniel L. Schaeffer

      Date: July 27, 2000          Title: Vice President, Human Resources


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